                                                    Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces First Quarter Fiscal 2022 Results

Net Sales Increase of 2.7%, or 2.5% Organic
Company Updates Previously Provided Outlook for Fiscal 2022 to Include the Billie Acquisition

Shelton, Conn - February 8, 2022 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its first fiscal quarter 2022 ended December 31, 2021.

Executive Summary
•Net sales were $463.3 million, an increase of 2.7% compared to the prior year quarter.
•Organic net sales increased 2.5% compared to the prior year quarter. (Organic basis excludes the impact of the Billie acquisition and the negative translational impact from currency.)
•GAAP Diluted Earnings Per Share ("EPS") were $0.20 for the first quarter compared to $0.32 in the prior year quarter.
•Adjusted EPS were $0.42 for the first quarter, compared to $0.43 in the prior year quarter, inclusive of a $0.04 negative impact from the Billie acquisition.
•The Company ended the first quarter with $240 million in cash on hand, access to an additional $221 million revolving credit facility and a net debt leverage ratio of 3.3x.
•Returned $33 million to shareholders through share repurchases and dividends in the first quarter.
•The Board of Directors declared a cash dividend of $0.15 per common share on February 4th, 2022 for the first quarter.

The Company reports and forecasts results on a GAAP and non-GAAP basis and has reconciled non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See non-GAAP Financial Measures for a more detailed explanation, including definitions of various non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

“During the first quarter, we capitalized on the strength of the underlying demand for our products and delivered strong organic net sales growth in all three segments and across most major geographic regions. We also executed well on the bottom line, despite a progressively challenging macro environment, with significant cost pressures and increasingly volatile supply chain conditions,” said Rod Little, Edgewell’s President and Chief Executive Officer. “We remain focused on our strategic priorities that are critical to the ongoing transformation of our business. In the quarter, we continued the integration efforts of Billie and, and earlier this month, began supporting the exciting national rollout of the Billie brand in Walmart. We also returned $33 million to shareholders through share repurchases and a dividend as we remain committed to a disciplined and balanced approach to capital allocation to drive long term shareholder value.”

Fiscal 1Q 2022 Operating Results (Unaudited)

Net sales were $463.3 million in the quarter, an increase of 2.7% including a net $6.8 million or 1.5% impact from the acquisition of Billie and a $5.9 million or 1.3% negative impact from currency. Organic net sales increased 2.5%, reflecting a combination of higher pricing and volume growth across the Wet Shave, Sun Care and Feminine Care businesses, partly offset by lower sales volumes in Wet One’s.
Gross profit was $189.9 million, as compared to $193.3 million in the prior year period. Gross margin as a percent of net sales for the first quarter of fiscal 2022 was 41.0%. Adjusted gross margin decreased 140-basis points compared to the prior year quarter, as 100-basis points of favorable pricing, promotional efficiency and mix and 200-basis points of productivity gains were more than offset by a 400-basis point impact from higher cost of goods and 50-basis points related to the negative effect of currency translation and other items.
Advertising and sales promotion expense ("A&P") increased $5.0 million to $46.2 million, or 10.0% of net sales, as compared to $41.2 million, or 9.1% of net sales in the prior year quarter, primarily reflecting increases in Sun and Skin Care and Wet Shave.
Selling, general and administrative expense ("SG&A") was $96.9 million, or 20.9% of net sales, as compared to $93.1 million, or 20.6% of net sales in the prior year quarter. Adjusted SG&A declined 110-basis points as a percent of net sales, as lower incentive and fringe benefit costs were only partly offset by higher compensation expense and the additional costs associated with the Billie acquisition, including increased amortization expense.
The Company recorded pre-tax restructuring and other non-recurring expenses of $2.2 million in the quarter in support of restructuring programs, consisting largely of severance and outplacement, IT enablement and consulting costs, as well as $6.0 million in acquisition and integration costs related to the Billie acquisition.
Operating income was $31.8 million compared to $41.6 million in the prior year quarter. Adjusted operating income was $46.7 million, or 10.1% of net sales compared to $49.0 million in the prior year quarter.
The effective tax rate for the first three months of fiscal 2022 was 30.9% as compared to 29.7% in the prior year quarter. The adjusted effective tax rate for the first three months of fiscal 2022 was 25.3%, down from the prior year quarter adjusted effective tax rate of 28.4%. The fiscal 2022 effective tax rate and adjusted effective tax rate reflects an increase in Internal Revenue Service Code Section 162(m) permanent adjustments partially offset by favorable stock compensation vests compared to fiscal 2021.
GAAP net earnings for the quarter were $11.2 million or $0.20 per share compared to $17.7 million or $0.32 per share in the first quarter of fiscal 2021. Adjusted net earnings in the quarter were $23.2 million or $0.42 per share, as compared to $23.3 million or $0.43 per share in the prior year period, inclusive of a $0.04 negative impact from the Billie acquisition. This $0.04 reflects the impact of deferred profit, as a consequence of profit on sales to Billie transitioning to cost, as well as higher amortization of intangible asset costs. Adjusted EBITDA was $69.7 million compared to $72.2 million in the prior year period.
Net cash used by operating activities was $79.0 million for the first three months of fiscal 2022 compared to $82.5 million in the prior year period.
Capital Allocation
On February 4, 2022, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the first fiscal quarter. The dividend is payable April 5, 2022 to stockholders of record as of the close of business on March 8, 2022.
During the first quarter of fiscal 2022, the Company completed share repurchases of 557,963 shares at a total cost of $24.5 million. The Company has 9.2 million shares of common stock available for repurchase in the future under the Board’s 2018 authorization.

Fiscal 1Q 2022 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Wet Shave net sales increased $7.0 million, or 2.5%. Organic net sales increased $6.0 million or 2.1%, driven by growth in Women’s Systems and Disposables, partly offset by declines in Men’s Systems, primarily in North America and Shave Preps, which were negatively impacted by supply chain issues and out of stocks. Wet Shave segment profit decreased $1.1 million, or 2.1%, as higher sales were offset by the negative effect of inflationary pressures and higher A&P spending, including the impact from the Billie acquisition, and unfavorable currency translation.

Sun and Skin Care (Sun Care, Wet Ones, Bulldog, Jack Black and Cremo)
Sun and Skin Care net sales increased $1.8 million, or 1.7%. Organic net sales increased $2.0 million, or 1.9%, primarily driven by Sun Care growth of over 40%, reflecting market share gains and continued category recovery in both U.S. and international markets, as well as organic net sales growth in Men’s Grooming. Wet One’s organic net sales declined 41%, reflecting the impact of cycling prior year COVID-19 related growth of over 110%. Sun and Skin Care segment profit decreased $1.5 million, as higher sales were more than offset by the negative effect of inflationary pressures and substantially higher A&P spend in support of increased program activation.
Feminine Care (Tampons, Pads, and Liners)
Feminine Care net sales increased $3.4 million, or 4.9%. The increase in net sales reflected increased consumption and the impact of higher pricing, while market share remained stable. Feminine Care segment profit decreased $0.4 million, or 4.5% driven by lower gross profit, partly offset by lower A&P and SG&A.

Full Fiscal Year 2022 Financial Outlook

The Company is updating its previously provided outlook assumptions for fiscal 2022 to include the ten month impact of the Billie acquisition and the incremental negative impact of currency translation. Excluding these impacts, the current outlook is in-line with the previously provided outlook.

Mr. Little commented, “As we look to the remainder of the year, we are encouraged by the improving demand environment, as well as the distribution gains we are driving that are fueled by strong innovation. However, we are also facing supply chain disruptions and cost inflation that we are actively working to mitigate, even as we maintain a disciplined investment stance in our brands. All of this is reflected in our underlying Fiscal 2022 outlook which we are reiterating today.”

•Reported net sales expected to increase mid-single digits (previously low-single digit increase)
◦Updated to include an estimated 400-basis point increase from the acquisition of Billie, net of Edgewell sales to Billie which were included in the previous outlook
◦Updated to Include a 160-basis point negative impact from currency translation (previously 110 basis-point negative impact)
•Organic sales expected to increase low-single digits (previously low-single digit increase)
•GAAP EPS anticipated to be in the range of $2.23 to $2.51 (previously $2.73 to $3.01)
◦Includes: Restructuring charges,* acquisition and integration costs, Sun Care reformulation costs, and value added tax settlement costs
•Adjusted EPS anticipated to now be in the range of $2.74 to $3.02 (previously $2.98 to $3.26)
◦Updated to Include a $0.13 negative impact from increased amortization expense from the Billie acquisition, a $0.06 negative impact resulting from deferred profit on intercompany sales to Billie, and a $0.05 incremental negative impact from currency translation
◦The EPS outlook includes an assumption that share repurchases will offset dilution only
•Adjusted EBITDA expected to now be in the range of $357 to $377 million (previously $365 to $385)
◦Updated to include an $4.1 million negative impact from Billie 3rd party sales profit deferral, and a $3.9 million negative impact from currency translation
•Adjusted effective tax rate expected to be in the range of 22% to 23%
•Total depreciation and amortization expense is expected to be $93.5 million, including $9.0 million in incremental amortization expense related to the acquisition of Billie
•Expected capital expenditures of approximately 3.0% of net sales
•Free cash flow expected to be approximately 100% of non-GAAP net earnings

*In Fiscal 2022, the Company expects to take specific actions to strengthen its operating model, simplify the organization and improve manufacturing and supply chain efficiency and productivity. As a result of these actions, the Company expects to incur one-time charges of approximately $17 million, inclusive of $2.2 million incurred in the fiscal first quarter.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,900 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses, and the integration of the Billie acquisition and expected benefits from this transaction, including growth opportunities and cost savings. Many factors outside our control could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. You should not place undue reliance on these statements.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on November 19, 2021.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as restructuring costs, acquisition and integration costs and non-standard items. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2022 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:
•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency and the impact of the Billie acquisition.
◦Organic net sales will be unfavorably impacted in fiscal 2022 by the Billie acquisition as sales that were previously reported as third party sales to Billie are now included as inter-company sales.

◦Segment profit will be unfavorably impacted in fiscal 2022 as a result of a change in the timing of profit recognition due to the Billie acquisition. Subsequent to the acquisition of Billie, profit previously earned on sales to Billie will be deferred until Billie sells to a third party.
•The Company utilizes “adjusted” non-GAAP measures including gross profit, SG&A, operating income, income taxes, net earnings, diluted earnings per share, and EBITDA to internally make operating decisions. The following items are excluded when analyzing non-GAAP measures: restructuring and related costs, acquisition and integration costs and non-standard items.
•Free cash flow is defined as net cash from operating activities less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt leverage ratio is defined as total debt less cash divided by adjusted EBITDA.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Three Months Ended December 31,
	2021	2020
Net sales	$463.3	$451.1
Cost of products sold	273.4	257.8
Gross profit	189.9	193.3

Selling, general and administrative expense	96.9	93.1
Advertising and sales promotion expense	46.2	41.2
Research and development expense	12.8	13.7
Restructuring charges	2.2	3.7
Operating income	31.8	41.6
Interest expense associated with debt	17.3	17.4
Other income, net	(1.7)	(1.0)
Earnings before income taxes	16.2	25.2
Income tax provision	5.0	7.5
Net earnings	$11.2	$17.7

Earnings per share:
Basic net earnings per share	0.21	0.33
Diluted net earnings per diluted share	0.20	0.32

Weighted-average shares outstanding:
Basic	54.4	54.4
Diluted	55.0	54.8

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	December 31, 2021	September 30, 2021
Assets
Current assets
Cash and cash equivalents	$239.8	$479.2
Trade receivables, less allowance for doubtful accounts	154.4	150.7
Inventories	407.5	345.7
Other current assets	165.2	160.1
Total current assets	966.9	1,135.7
Property, plant and equipment, net	356.6	362.6
Goodwill	1,342.7	1,162.8
Other intangible assets, net	1,035.0	906.4
Other assets	105.9	107.1
Total assets	$3,807.1	$3,674.6

Liabilities and Shareholders' Equity
Current liabilities
Notes payable	27.4	26.5
Accounts payable	217.8	209.5
Other current liabilities	238.7	300.8
Total current liabilities	483.9	536.8
Long-term debt	1,432.7	1,234.2
Deferred income tax liabilities	150.1	129.0
Other liabilities	188.1	190.3
Total liabilities	2,254.8	2,090.3
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,593.7	1,631.1
Retained earnings	868.5	865.7
Common shares in treasury at cost	(767.2)	(776.3)
Accumulated other comprehensive loss	(143.4)	(136.9)
Total shareholders' equity	1,552.3	1,584.3
Total liabilities and shareholders' equity	$3,807.1	$3,674.6

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended December 31,
	2021	2020
Cash Flow from Operating Activities
Net earnings	$11.2	$17.7
Depreciation and amortization	21.4	22.2
Share-based compensation expense	5.5	5.3
Loss on sale of assets	0.3	0.2
Deferred compensation payments	(0.5)	(0.2)
Deferred income taxes	(0.1)	—
Other, net	1.7	1.0
Changes in operating assets and liabilities	(118.5)	(128.7)
Net cash used by operating activities	(79.0)	(82.5)

Cash Flow from Investing Activities
Capital expenditures	(9.4)	(10.2)
Acquisition of Billie	(308.8)	—
Proceeds from sale of Infant and Pet Care business	5.0	7.5
Acquisition of Cremo	—	(0.3)
Collection of deferred purchase price on accounts receivable sold	0.8	1.5
Other, net	(0.3)	(0.8)
Net cash used by investing activities	(312.7)	(2.3)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	198.0	—
Net increase in debt with original maturities of 90 days or less	1.4	2.5
Dividends to common shareholders	(8.5)	—
Repurchase of shares	(24.5)	(9.2)
Net financing inflow (outflow) from the Accounts Receivable Facility	(1.6)	4.2
Employee shares withheld for taxes	(9.7)	(3.0)
Other, net	0.4	—
Net cash from (used by) financing activities	155.5	(5.5)

Effect of exchange rate changes on cash	(3.2)	6.4

Net decrease in cash and cash equivalents	(239.4)	(83.9)
Cash and cash equivalents, beginning of period	479.2	364.7
Cash and cash equivalents, end of period	$239.8	$280.8

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments”, and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, restructuring charges, and certain costs deemed non-recurring in nature, including acquisition and integration costs, value added tax settlement costs, Sun Care reformulation costs, and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
The Company completed the acquisition of Billie on November 29, 2021. As a result, Net Sales and Segment Profit associated with Billie products will be reported in the Wet Shave segment beginning on the acquisition date.
Segment net sales and profitability are presented below:

	Three Months Ended December 31,
	2021	2020
Net Sales
Wet Shave	$286.1	$279.1
Sun and Skin Care	104.8	103.0
Feminine Care	72.4	69.0
Total net sales	$463.3	$451.1

Segment Profit
Wet Shave	$51.5	$52.6
Sun and Skin Care	3.7	5.2
Feminine Care	8.4	8.8
Total segment profit	63.6	66.6
General corporate and other expenses	(10.8)	(12.1)
Restructuring and related costs	(2.2)	(4.4)
Acquisition and integration costs	(6.0)	(3.0)
Value added tax settlement costs	(3.4)	—
Sun Care reformulation costs	(3.3)	—
Amortization of intangibles	(6.1)	(5.5)
Interest and other expenses, net	(15.6)	(16.4)
Total earnings before income taxes	$16.2	$25.2
Refer to Note 2 GAAP to Non-GAAP Reconciliations for the income statement location of non-GAAP adjustments to earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

	Three Months Ended December 31, 2021
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$189.9	$96.9	$31.8	$16.2	$5.0	$11.2	$0.20
Restructuring and related costs	—	—	2.2	2.2	0.5	1.7	0.03
Acquisition and integration costs	0.3	5.7	6.0	6.0	0.3	5.7	0.11
Value added tax settlement costs	—	3.4	3.4	3.4	1.1	2.3	0.04
Sun Care reformulation costs	3.3	—	3.3	3.3	1.0	2.3	0.04
Total Adjusted Non-GAAP	$193.5	$87.8	$46.7	$31.1	$7.9	$23.2	$0.42

GAAP as a percent of net sales	41.0%	20.9%	6.9%	GAAP effective tax rate		30.9%
Adjusted as a percent of net sales	41.8%	19.0%	10.1%	Adjusted effective tax rate		25.3%

	Three Months Ended December 31, 2020
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$193.3	$93.1	$41.6	$25.2	$7.5	$17.7	$0.32
Restructuring and related costs	0.1	0.6	4.4	4.4	1.1	3.3	0.07
Acquisition and integration costs	1.3	1.7	3.0	3.0	0.7	2.3	0.04
Total Adjusted Non-GAAP	$194.7	$90.8	$49.0	$32.6	$9.3	$23.3	$0.43

GAAP as a percent of net sales	42.9%	20.6%	9.2%	GAAP effective tax rate		29.7%
Adjusted as a percent of net sales	43.2%	20.1%	10.9%	Adjusted effective tax rate		28.4%

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three Segments. The impact of acquisition includes the operations of Billie which was acquired in November 2021 and included in the Wet Shave segment. The following tables present changes in net sales and segment profit for the first quarter, as compared to the corresponding period in the prior quarter.

Net Sales (In millions - Unaudited)
Three Months Ended December 31, 2021

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - Q1 FY21	$279.1		$103.0		$69.0		$451.1
Organic	6.0	2.1%	2.0	1.9%	3.3	4.8%	11.3	2.5%
Impact of Billie acquisition, net	6.8	2.4%	—	—%	—	—%	6.8	1.5%
Impact of currency	(5.8)	(2.1)%	(0.2)	(0.2)%	0.1	0.1%	(5.9)	(1.3)%
Net Sales - Q1 FY22	$286.1	2.4%	$104.8	1.7%	$72.4	4.9%	$463.3	2.7%
Organic net sales were unfavorably impacted in fiscal 2022 by the change in classification of sales from 3rd party to intercompany as a result of the Billie acquisition in fiscal 2022. The impact of Billie, net is calculated as Billie net 3rd party sales after the acquisition date less shipments to Billie by the Company in the comparable prior year period, which totaled $2.1.

Segment Profit (In millions - Unaudited)
Three Months Ended December 31, 2021

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - Q1 FY21	$52.6		$5.2		$8.8		$66.6
Organic	3.2	6.1%	(1.3)	(25.0)%	(0.5)	(5.6)%	1.4	2.1%
Impact of Billie acquisition, net	(2.4)	(4.6)%	—	—%	—	—%	(2.4)	(3.6)%
Impact of currency	(1.9)	(3.6)%	(0.2)	(3.8)%	0.1	1.1%	(2.0)	(3.0)%
Segment Profit - Q1 FY22	$51.5	(2.1)%	$3.7	(28.8)%	$8.4	(4.5)%	$63.6	(4.5)%
Segment profit will be unfavorably impacted in fiscal 2022 as a result of the Billie acquisition due to timing of profit recognition. The Company eliminates profit earned on its shipments to Billie as part of the intercompany consolidation process, and recognizes this profit when Billie completes net sales to third parties. Organic segment profit excludes the deferral of Billie related profits in fiscal 2022.

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Three Months Ended December 31,
	2021	2020
Net earnings	$11.2	$17.7
Income tax provision	5.0	7.5
Interest expense, net	17.2	17.4
Depreciation and amortization	21.4	22.2
EBITDA	$54.8	$64.8

Restructuring and related costs	2.2	4.4
Acquisition and integration costs	6.0	3.0
Value added tax settlement costs	3.4	—
Sun Care reformulation costs	3.3	—
Adjusted EBITDA	$69.7	$72.2

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2022 results:

Adjusted EPS Outlook
Fiscal 2022 GAAP EPS		$2.23 - $2.51

Restructuring and related costs	approx.	0.31
Acquisition and integration costs	approx.	0.22
Value added tax settlement costs	approx.	0.06
Sun Care reformulation costs	approx.	0.06
Income taxes(1)	approx.	(0.14)

Fiscal 2022 Adjusted EPS Outlook (Non-GAAP)		$2.74 - $3.02
(1)Income tax effect of the adjustments to Fiscal 2022 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2022 GAAP Net Income	approx.	$118 - $138
Income tax provision	approx.	40
Interest expense, net	approx.	70
Depreciation and amortization	approx.	94
EBITDA	approx.	$322 - $342

Restructuring and related costs	approx.	17
Acquisition and integration costs	approx.	12
Value added tax settlement costs	approx.	3
Sun Care reformulation costs	approx.	3
Fiscal 2022 Adjusted EBITDA	approx.	$357- $377